Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-1, No. 333-182053) and related Prospectus of Stereotaxis, Inc. for the registration of up to 7,474,153 shares of its common stock, $0.001 par value and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the financial statements and schedule of Stereotaxis, Inc., and the effectiveness of internal control over financial reporting of Stereotaxis, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

July 19, 2012